UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CytoDyn Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

CYTODYN INC.

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

[ • ], 2023

Dear CytoDyn Stockholder:

You are cordially invited to virtually attend the 2023 Annual Meeting of Stockholders of CytoDyn Inc. (the “Company”) to be held solely online via a live webcast at 9:30 a.m., Pacific Time, on November 9, 2023 at [ • ]. There is no physical location for the Annual Meeting. To attend and vote at the Annual Meeting, you must be a stockholder of record as of the close of business on September 11, 2023, or hold a legal proxy, as explained in the “Voting, Revocation, and Solicitation of Proxies” and “Attendance at the Annual Meeting” sections of the accompanying proxy statement.

The matters to be presented for action at the Annual Meeting are (i) the election of five directors to our Board of Directors; (ii) ratification, on an advisory (non-binding) basis, of the appointment of our auditors; (iii) approval, on an advisory (non-binding) basis, of our named executive officer compensation; (iv) a proposal to increase the total number of authorized shares of common stock from 1,350,000,000 to 1,750,000,000 shares; and (v) a proposal for the adjournment of the Annual Meeting to solicit additional proxies, if there are insufficient votes at the Annual Meeting to approve the share increase proposal, as further described in the enclosed proxy statement. We may also act on such other business as may properly come before the Annual Meeting.

We are excited about the future of our company. It is vitally important that your shares are represented and voted, whether or not you are able to attend the virtual meeting. We urge you to promptly vote and submit your proxy (1) via the Internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience.

Sincerely,

Antonio Migliarese

Chief Financial Officer and Interim President

If you have any questions or require any assistance in voting your shares, please call:

[ • ]

CYTODYN INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 9, 2023

You are invited to virtually attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of CytoDyn Inc., a Delaware corporation (the “Company”), to be held at 9:30 a.m., Pacific Time, on November 9, 2023, via a live webcast at [ • ].

The Board of Directors has fixed September 11, 2023 as the record date for the meeting. Only stockholders of record at the close of business on September 11, 2023, or who hold a legal proxy, are entitled to notice of, to vote at, and to virtually attend the Annual Meeting or any postponements or adjournments thereof. Please refer to the “Voting, Revocation, and Solicitation of Proxies” and “Attendance at the Annual Meeting” sections of the accompanying Proxy Statement for additional information.

The Annual Meeting is being held to consider and vote on the following matters:

1.	Election of five (5) directors to serve on the Board of Directors until the 2024 Annual Meeting of Stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal;
2.	Ratification, on an advisory (non-binding) basis, of the selection of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2024;
3.	Approval, on an advisory (non-binding) basis, of our named executive officer compensation;
4.	Approval of a proposal to amend the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 1,350,000,000 to 1,750,000,000 shares;
5.	Approval of a proposal for the adjournment of the Annual Meeting to solicit additional proxies, if there are insufficient votes at the Annual Meeting to approve the share increase proposal; and
6.	Transaction of any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Whether or not you are able to virtually attend the meeting, please promptly vote and submit your proxy (1) via the internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience. If you are a stockholder of record at the close of business on September 11, 2023, or hold a legal proxy, and virtually attend the Annual Meeting, you may revoke your proxy and vote your shares at the meeting.

The Board of Directors of the Company recommends that you vote “FOR” the election of the Board’s nominees for directors named in this Proxy Statement, as well as “FOR” Proposals 2, 3, 4 and 5 above, using the enclosed proxy card.

We urge you to read this Proxy Statement carefully and to vote promptly through the internet, by telephone, or by mail. This will ensure the presence of a quorum at the meeting. For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail. You can request to receive proxy materials by mail or e-mail as well. Promptly voting your shares via internet, by telephone, or by signing, dating, and returning the proxy card or voting instruction form, will save us the expense and extra work of additional solicitation.

By Order of the Board of Directors

Tyler Blok
Secretary
Vancouver, Washington
[ • ], 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL
STOCKHOLDERS’ MEETING TO BE HELD ON NOVEMBER 9, 2023:

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended May 31, 2023, are available at [ • ].

PROXY STATEMENT

2023 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of CytoDyn Inc., a Delaware corporation (“CytoDyn” or the “Company”), to be voted at our Annual Meeting of Stockholders to be held on November 9, 2023 at 9:30 a.m., Pacific Time, in a solely virtual format (the “Annual Meeting”), and any postponements or adjournments thereof. There is no physical location for the Annual Meeting. Website references throughout this document are provided for convenience only, and the content on the referenced website is not incorporated by reference into this document.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

Our proxy materials are available at [ • ]. The following materials are available for review:

●	Proxy Statement;
●	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2023;
●	Notice of Internet Availability of Proxy Materials; and
●	Proxy Card.

We provided electronic access to our proxy materials beginning on or about [ • ], 2023. On or about [ • ], 2023, we mailed to our stockholders the Notice of Internet Availability of Proxy Materials, which contains instructions on how to access the Proxy Statement via the internet and how to vote online. The Securities and Exchange Commission (the “SEC”) allows the delivery of proxy materials to stockholders over the internet. We believe that this offers a convenient way for stockholders to review the proxy materials, while also reducing printing and mailing expenses and lessening the environmental impact of paper copies.

VOTING, REVOCATION, AND SOLICITATION OF PROXIES

Solicitation of Proxies. Proxies to vote at the Annual Meeting are being solicited by and on behalf of the Board, with the cost of solicitation borne by the Company. Solicitation may also be made by directors, officers and employees of the Company in person, by telephone or otherwise without additional compensation for such services.

Voting. You may submit a proxy to have your shares of common stock voted at the Annual Meeting in one of three ways: (1) via the internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience. When a proxy is properly returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions specified in the spaces provided in the proxy. If no instructions are specified, the proxies will be counted for purposes of determining whether or not a quorum is present and will be voted in accordance with the recommendations of our Board, as stated in the Notice of Annual Meeting of Stockholders. If a stockholder of record as of the close of business on September 11, 2023, or a holder of a legal proxy, virtually attends the Annual Meeting, he or she may vote at the Annual Meeting. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to vote your shares.

Banks and brokers acting as nominees are permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the New York Stock Exchange but are not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by the New York Stock Exchange. Although the New York Stock Exchange may not announce which proposals will be deemed routine until after the date on which this Proxy Statement has been mailed to you, we expect that the election of directors and advisory vote on named executive officer compensation will be deemed non-routine. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to direct the voting of your shares.

Revocation of Proxies. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by submitting a later-dated proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting alone will not revoke a previously submitted proxy. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to revoke previously submitted voting instructions relating to your shares.

ATTENDANCE AT THE ANNUAL MEETING

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must obtain a legal proxy and register in advance to attend the Annual Meeting virtually on the internet. To register, you must submit proof of your proxy power (legal proxy) from the broker reflecting your CytoDyn Inc. holdings, along with your name and email address, to our transfer agent, Computershare. Requests for registration must be labeled as [ • ] and be received no later than [ • ], on [ • ], 2023. You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email

Forward the email from your broker, or attach an image of your legal proxy, to

[ • ]

By mail

Send to:

[ • ]

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Note: Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi and internet connection from wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time. For further assistance should you need it, you may call [ • ].

OUTSTANDING VOTING SECURITIES AND QUORUM

Under our Amended and Restated Certificate of Incorporation, as amended, only shares of common stock, par value $0.001 per share, of the Company are entitled to vote at the Annual Meeting. Stockholders of record as of the close of business on September 11, 2023, are entitled to one vote at the Annual Meeting for each share of common stock then held by the stockholder. As of that date, the Company had [ • ] shares of common stock issued and outstanding. The presence, in person (by attendance at the virtual meeting) or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote will constitute a quorum at the Annual Meeting. Abstentions will be considered present for purposes of determining the presence of a quorum at the Annual Meeting.

A broker “non-vote” occurs when a proposal is deemed “non-routine” and a nominee holding shares for a beneficial owner does not have discretionary voting authority with respect to the matter being considered and has not received instructions from the beneficial owner. Broker non-votes will not be considered present for purposes of determining the presence of a quorum at the Annual Meeting if the New York Stock Exchange (the “NYSE”) determines that none of the proposals are “routine,” but will be considered present for purposes of determining the presence of a quorum at the Annual Meeting if the NYSE determines that one or more of the proposals is routine. As of the date of this Proxy Statement, we believe that the NYSE will determine that Proposals 1 and 3 are non-routine, but that Proposals 2, 4 and 5 are routine.

VOTES REQUIRED

Pursuant to the General Corporation Law of the State of Delaware and our Amended and Restated By-laws (our “By-laws”), the five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Proposals 2 and 3 will be approved, on an advisory basis, if a quorum exists and the votes cast “for” the proposal exceed the votes cast “against” the proposal. Proposal 4 will be approved only if it receives the affirmative votes of a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting. Proposal 5 will be approved if a quorum exists and the votes cast favoring the proposal exceed the votes cast opposing the proposal. If a quorum is present, shares that are not represented at the Annual Meeting, shares that abstain from voting, and broker non-votes, if any, will have no effect on the outcome of voting on Proposals 1, 2, 3, and 5 but will have the effect of a vote against Proposal 4.

SUMMARY TERM SHEET

The following is only a summary of certain material information contained in this document. You should carefully review this entire document to understand the proposals fully.

●	Time and Place of Annual Meeting (see Notice of Annual Meeting of Stockholders): 9:30 a.m., Pacific Time, on November 9, 2023, solely in virtual format. Stockholders of record as of the close of business on September 11, 2023, or holding a legal proxy, may access the Annual Meeting virtually at [ • ]. See “Attendance at the Annual Meeting” above for additional information on how to access the Annual Meeting.
●	Record Date (see page 2): You are entitled to vote on the proposals to be presented at the Annual Meeting if you owned common stock of the Company as of the close of business on September 11, 2023, either of record or in street name.
●	Proposals to be Voted on (see Notice of Annual Meeting of Stockholders): Matters to be presented for action at the meeting include (i) election of five (5) directors to serve on the Board until the 2024 Annual Meeting of Stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal; (ii) ratification, on an advisory (non-binding) basis, of the selection of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2024; (iii) approval, on an advisory (non-binding) basis, of our named executive officer compensation; (iv) approval of a proposal to amend the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 1,350,000,000 to 1,750,000,000 shares; and (v) a proposal for the adjournment of the Annual Meeting to solicit additional proxies, if there are insufficient votes at the Annual Meeting to approve Proposal 4.
●	Recommendation of the Board (see pages 13-18): The Board recommends that you vote “FOR” the election of the Board’s nominees for director named in this Proxy Statement, as well as “FOR” Proposals 2, 3,4 and 5 above.
●	Vote Required: Pursuant to the General Corporation Law of the State of Delaware and our By-laws, the five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected, provided that a quorum is present at the Annual Meeting. Proposals 2 and 3 will be approved, on an advisory basis, if a quorum exists and the votes cast “for” the proposal exceed the votes cast “against” the proposal. Proposal 4 will be approved only if it receives the affirmative votes of a majority of the outstanding shares of common stock of the Company entitled to vote at the Annual Meeting. Proposal 5 will be approved if a quorum exists and the votes cast favoring the proposal exceed the votes cast opposing the proposal. If a quorum is present, shares that are not represented at the Annual Meeting, shares that abstain from voting, and broker non-votes, if any, will have no effect on the outcome of voting on Proposals 1, 2, 3, and 5 but will have the effect of a vote against Proposal 4.
●	How to Vote Your Shares (see page 1): You may submit a proxy to have your shares of common stock voted at the Annual Meeting in one of three ways: (1) via the internet, (2) by phone, or (3) if you received your proxy materials by mail, by signing, dating, and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience. In order to assure that your vote is recorded, please submit your proxy even if you are a stockholder of record as of the close of business on September 11, 2023, and currently plan to virtually attend the Annual Meeting.
●	How to Revoke Your Proxy (see page 2): Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by submitting a later-dated proxy prior to a vote being taken at the Annual Meeting. Attendance at the Annual Meeting alone will not be sufficient to revoke a previously submitted proxy. If you hold shares through a broker or nominee (that is, in “street name”), please follow their directions on how to revoke previously submitted instructions relating to your shares.

●	Voting of Shares Held in “Street Name” (see pages 1-2): Your broker is permitted to use discretionary voting authority to vote proxies for proposals that are deemed “routine” by the NYSE but is not permitted to use discretionary voting authority to vote proxies for proposals that are deemed “non-routine” by the NYSE. The determination of which proposals are deemed routine versus non-routine may not be made by the NYSE until after the date on which this Proxy Statement has been mailed to you. As such, it is important that you provide voting instructions to your bank, broker or other nominee, if you wish to direct the voting of your shares.
●	Whom You Should Contact with Questions: If you have further questions, you may contact the Company’s proxy solicitor, [ • ], at:

[ • ]

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Directors and Board Committees

The following table lists each of our five current directors and sets forth information about their committee memberships:

			Board committees
Director name	Age	Independent	Audit	Compensation	Nom/Gov
Tanya D. Urbach, Board Chair	56	Yes	M	M	C
Lishomwa C. Ndhlovu, M.D., Ph.D.	53	Yes			M
Karen J. Brunke, Ph.D.	71	Yes		M
Ryan M. Dunlap	53	Yes	C		M
Stephen M. Simes	71	Yes	M	C

Cindicates chair of respective board committee.

Mindicates member of respective board committee.

Board Meetings and Executive Sessions

The Board held 13 meetings during the Company’s fiscal year ended May 31, 2023. During fiscal year 2023, each of the then-current directors attended at least 75 percent of the total number of the meetings of the Board and the meetings held by each committee of the Board on which they served during their tenure on such committee or the Board.

It is our policy that our Board members attend our Annual Meeting. At our 2022 Annual Meeting, all then-current Board members participated in the virtual Annual Meeting.

Board Leadership Structure

Our Board is currently chaired by our non-employee independent director Tanya D. Urbach. Ms. Urbach has served as Board Chair since January 2022. The Board believes its current Board leadership structure, which reflects the separation of the Chair and Principal Executive Officer position, enables the Board to govern in the best interests of the Company and its stockholders.

The Board’s Role in Risk Oversight

Our management is responsible for identifying, assessing, and managing the material risks we face. The Board generally oversees risk management practices and processes and, both as a whole and through the Audit Committee, periodically discusses with management strategic and financial risks associated with our operations, their potential impact on us, and the steps taken to manage these risks.

While the Board is ultimately responsible for risk oversight, the Board’s committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risks and discusses with management and our independent registered public accounting firm our policies and practices with respect to risks and particular areas of risk exposure. The Nominating and Corporate Governance Committee oversees recruitment of potential director nominees and succession planning for our executive positions. The Compensation Committee monitors our incentive compensation programs to assure that management is not encouraged to take actions involving excessive risk.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct and a Statement of Insider Trading Policy and Related Trading Procedures. Copies of these governing documents, as well as the committee charters described below, are available on our website at www.cytodyn.com under the Investors/Corporate Governance tabs. The Company intends to disclose any amendments to its Code of Ethics and Business Conduct, or any waivers of the requirements thereof, on its website at the address and location specified above, to the extent permitted or required by applicable SEC rules.

Director Independence

We are not a “listed issuer” as that term is used in Regulation S-K Item 407 adopted by the SEC. However, in determining director independence, we use the definition of independence in Rule 5605(a)(2) and Rule 5605(c)(2) of the listing rules of The Nasdaq Stock Market (the “Nasdaq Rules”).

The Board has determined that all of our current directors, Ms. Urbach, Drs. Brunke and Ndhlovu, and Messrs. Dunlap and Simes, are independent as defined in the Nasdaq Rules and none of them otherwise has a relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment in carrying out the responsibilities of a director. See also “Related Person Transactions” below.

Dr. Ndhlovu served on the Company’s Scientific Advisory Board for a period of time. As compensation for that service, Dr. Ndhlovu was granted an option to purchase 50,000 shares of common stock with an exercise price of $3.36 per share that will expire on August 31, 2030, and an option to purchase an additional 50,000 shares of common stock with an exercise price of $0.50 per share that will expire on September 6, 2032. The awards were not subject to disclosure under Regulation S-K Item 404(a), but the Board took them into consideration in determining that Dr. Ndhlovu is independent under the Nasdaq Rules.

Committees of Our Board

Our Board’s committee structure currently consists of three principal committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Our Board has adopted a written charter for each of its committees. A copy of each committee’s charter is available on our website at www.cytodyn.com under the Investors/Corporate Governance tabs. A brief description of the composition and the primary responsibilities of our committees is set forth below.

Audit Committee

The primary role of the Audit Committee is to oversee the Company’s financial reporting and disclosure process. The Audit Committee is responsible for overseeing the work done by our independent auditors and reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our financial reporting process, the annual audited financial statements, and the results of the annual audit. The Audit Committee is also responsible for reviewing and approving in advance all contemplated related-party transactions such as those described under “Related Person Transactions” below. The Audit Committee held five meetings during fiscal year 2023, of which four meetings were held to review our financial statements with the auditors following the end of each fiscal quarter prior to their inclusion in reports filed with the SEC.

The members of our Audit Committee are currently Mr. Dunlap, Chair, Ms. Urbach, and Mr. Simes, each of whom is an independent director. For a portion of fiscal year 2023, Ms. Brunke and Dr. Ndhlovu also served on the Audit Committee, each of whom is also an independent director.

The Board has determined that each current member of the Audit Committee is financially sophisticated under the Nasdaq Rules. The Board has also determined that Mr. Dunlap is an “audit committee financial expert” as defined in Regulation S-K Item 407(d)(5)(ii) adopted by the SEC. All current members of the Audit Committee are considered independent because they satisfy the independence requirements prescribed by the Nasdaq Rules, including those set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

The Compensation Committee reviews and approves our overall compensation philosophy and determines base salaries and other forms of compensation to be paid to executive officers, including cash incentive compensation and grants of options and other stock-based awards. The Compensation Committee is also responsible for making recommendations to the Board with respect to new compensation plans, including incentive compensation plans and equity-based plans, and changes in director compensation. The Compensation Committee held eight meetings during fiscal year 2023.

Our Compensation Committee currently consists of Mr. Simes, Chair, Ms. Urbach, and Dr. Brunke, each of whom is an independent director. Dr. Ndhlovu, who is also an independent director, served on the Compensation Committee for a portion of fiscal year 2023.

The Board has reviewed the source of compensation received by each director currently serving on the Compensation Committee and determined that no director receives compensation from any person or entity that would impair their ability to make independent judgments about our Company’s executive compensation. The Board has also reviewed all affiliations of the directors currently serving on the Compensation Committee with our Company and its affiliates, and determined that there is no relationship that would impair their ability to make independent judgments about our Company’s executive compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board, makes recommendations to the Board with regard to the size and composition of the Board and committees thereof, and evaluates the Board and its members. The Nominating and Corporate Governance Committee also assists the Board in recruiting and developing succession and continuity plans for principal officer positions. The Nominating and Corporate Governance Committee held three meetings during fiscal year 2023.

The current members of the Nominating and Corporate Governance Committee are Ms. Urbach, Chair, Dr. Ndhlovu, and Mr. Dunlap, each of whom is an independent director. Dr. Brunke, who is also an independent director, served on the Nominating and Corporate Governance Committee for a portion of fiscal year 2023.

The Nominating and Corporate Governance Committee does not have any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating and Corporate Governance Committee will consider, among other factors:

●	demonstration of ethical behavior;
●	positions of leadership that demonstrate the ability to exercise sound judgment in a wide variety of matters;
●	the candidate’s ability to commit sufficient time to the position;
●	the candidate’s understanding of our business and operations; and
●	the need to satisfy independence requirements relating to Board composition.

The Nominating and Corporate Governance Committee evaluates all candidates for director thoroughly, whether they are recommended by the management team, stockholders, or third parties, in accordance with the needs of the Board and the qualifications of the candidate. Stockholders who have recommendations for future director candidates may contact the Board at the Company’s address, 1111 Main Street, Suite 660, Vancouver, Washington 98660.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee evaluates the current composition of the Board in determining whether to recommend the nomination of current directors for re-election. As authorized under its charter, the Nominating and Corporate Governance Committee, as deemed necessary, engages and works with a third-party search firm to assist the committee in locating, recruiting, and vetting potential candidates for election or appointment as directors.

The Nominating and Corporate Governance Committee considers diversity in identifying nominees for director, and recognizes that maintaining a diverse membership with varying backgrounds, perspectives, skills, experiences, and other differentiating personal characteristics promotes inclusiveness, enhances the Board’s deliberations, and enables the Board to better serve as effective, engaged stewards of our stockholders’ interests.

When considering directors and nominees, the Nominating and Corporate Governance Committee and the Board focus primarily on the information disclosed in each individual’s resume, references, questionnaire, background check, and personal interview. See “Proposal 1 Election of Directors” for information regarding our five current directors, who have been recommended for re-election as directors by the Nominating and Corporate Governance Committee.

Anti-Hedging Policy

The Board has adopted a policy that prohibits our employees (including officers) and directors, or any of their designees, from engaging in transactions in our capital stock that could create the appearance of misalignment between an employee or director and stockholders and/or create a heightened compliance risk. Engaging in transactions or purchasing financial instruments that hedge or offset, or are designed to hedge or offset, any decrease in the market value of any securities of the Company held by our employees or directors is prohibited. Prohibited transactions include, but are not limited to, zero-cost collars and forward sale contracts.

Director Compensation

During fiscal year 2023, our non-employee director compensation program provided for: (i) $40,000 in annual cash retainer; (ii) an additional annual cash retainer of $30,000 for service as Lead Independent Director or independent Board Chair, (iii) additional annual cash retainers for committee chairs equal to $20,000 for the Audit Committee, $15,000 for the Compensation Committee, and $10,000 for the Nominating and Governance Committee, (iv) annual cash retainers for committee members of $10,000 for the Audit Committee, $7,500 for the Compensation Committee, and $5,000 for the Nominating and Governance Committee, and (v) an annual grant of a non-qualified stock option with a grant date fair value of $100,000 and a 10-year term and vesting in equal monthly installments through the end of the applicable fiscal year. Ryan M. Dunlap and Stephen M. Simes were appointed to the Board after May 31, 2022, and therefore received pro-rated compensation for fiscal year 2023.

2023 Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director for services during fiscal year 2023:

		Stock option
Name of non-employee director	Cash fees	awards (1)(2)	Total
Tanya D. Urbach (3)	$100,389	$100,000	$200,389
Lishomwa C. Ndhlovu, M.D., Ph.D.	$52,748	$100,000	$152,748
Karen J. Brunke, Ph.D.	$62,077	$100,000	$162,077
Ryan M. Dunlap (4)	$47,703	$75,000	$122,703
Stephen M. Simes (4)	$34,180	$62,500	$96,680

(1)	Stock option awards represent the grant date fair value of the awards pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“ASC 718”), as described in Note 7 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2023 (the “2023 Form 10-K”), to which reference is hereby made.
(2)	The total shares of common stock underlying stock options held by the non-employee directors as of May 31, 2023 are shown in the table below:

Number of shares underlying
Name of non-employee director	outstanding stock option awards
Tanya D. Urbach	359,611
Lishomwa C. Ndhlovu, M.D., Ph.D.	459,611
Karen J. Brunke, Ph.D.	284,611
Ryan M. Dunlap	185,334
Stephen M. Simes	178,012

(3)	Cash fees include annual fees for service as independent Board Chair.
(4)	Mr. Dunlap was appointed to the Board on August 25, 2022. Mr. Simes was appointed to the Board on October 13, 2022.

PROPOSAL 1

ELECTION OF DIRECTORS

Introduction

Under our Certificate of Incorporation and By-laws, the Board is authorized to set the number of directors of the Company. The Board has fixed the number of directors at five. The Board currently consists of five directors.

At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated for election at the Annual Meeting the following five individuals: Tanya D. Urbach, Lishomwa C. Ndhlovu, M.D., Ph.D., Karen J. Brunke, Ph.D., Ryan M. Dunlap, and Stephen M. Simes, to hold office until next year’s annual meeting of stockholders, and until their successors are duly elected and qualified or until their earlier death, resignation or removal. If a director retires, resigns or is otherwise unable to serve before the end of his or her one-year term, the Board may appoint a director to fill the remainder of such term, reduce the size of our Board, or leave the position vacant.

The Board has affirmatively determined that each of the Board’s nominees qualifies as an independent director. None of our Board’s nominees is being elected pursuant to any arrangement or understanding between any of the Board’s nominees and any other person or persons. All of the Board’s nominees have consented to serving as a nominee, being named in this Proxy Statement, and serving as a director if elected. If all of the Board’s nominees are elected at the Annual Meeting, two of our directors will be female and one of our directors will be racially or ethnically diverse.

Nominees and their Qualifications

The following table sets forth information with respect to each person who is nominated for election as a director, including their current principal occupation or employment and age as of [ • ]:

				Board committees
Director name	Age	Principal occupation	Independent	Audit	Compensation	Nom/Gov
Tanya D. Urbach, Board Chair	56	Partner, Eagle Bay Advisors	Yes	M	M	C
Lishomwa C. Ndhlovu, M.D., Ph.D.	53	Professor, Immunology in Medicine and Neuroscience, Cornell University	Yes			M
Karen J. Brunke, Ph.D.	71	Executive Vice President, Corporate and Business Development, Jaguar Health, Inc. (NASDAQ: JAGX)	Yes		M
Ryan M. Dunlap	53	Chief Financial Officer, Gurobi Optimization	Yes	C		M
Stephen M. Simes	71	Independent advisor to companies and organizations in the pharmaceutical industry	Yes	M	C

C	indicates chair of respective board committee.
M	indicates member of respective board committee.

Tanya D. Urbach. Ms. Urbach has been a director since November 24, 2021, and has served as our Board Chair since January 24, 2022. She is currently Partner/Head of Family Office for Eagle Bay Advisors, which provides family office and investment advisory services, and also provides corporate governance and corporate finance advice to Dynepic, Inc., which provides an integrated platform to power immersive training programs for companies and U.S. military forces. From November 2020 through March 31, 2021, Ms. Urbach was a sole practitioner advising broker-dealers, investment advisers and their professionals. From January 2019 through October 2020, she was a shareholder at the law firm Markun, Zusman, Freniere & Compton in Portland, Oregon. She served as General Counsel for Paulson Investment Company, LLC, a registered broker-dealer that provides investment banking services to the Company from time to time, from July 2015 until January 2019, providing advice regarding corporate governance, securities regulatory compliance, corporate finance, and other legal and securities-related issues. Ms. Urbach earned her bachelor’s degree at University of Oregon and her law degree at Lewis & Clark Law School. She served on the Executive Committee of the Oregon State Bar Securities Regulation Section from 2007 through 2015 and 2019 to 2021. She brings extensive training and expertise in the conduct of securities offerings, securities litigation, corporate finance and business growth, corporate governance, and other corporate business and legal issues to the Board.

Lishomwa C. Ndhlovu, M.D., Ph.D. Dr. Ndhlovu has been a director since November 24, 2021, and previously served on the Company’s Scientific Advisory Board. He was appointed to Weill Cornell Medicine in 2019 as Professor of Immunology in Medicine and Neuroscience. Before joining Weill Cornell Medicine, Dr. Ndhlovu was on the faculty at the University of Hawaii and University of California San Francisco from 2010 to 2019. As co-leader of the $26.5 million NIH-supported Martin Delaney Collaboratory, “HOPE”, testing novel approaches towards an HIV cure, and the $11 million “SCORCH” consortium, investigating how substances that can lead to addition modify effects of HIV in the brain, he is a recognized expert in basic and complex translational immunology and engineered immunotherapy research. He has focused much of his work on confronting the challenges of HIV and aging, addressing molecular mechanism of HIV pathogenesis, complications, and persistence. Dr. Ndhlovu received his M.D. from the University of Zambia and his Ph.D. from Tohoku University in Japan and is an elected Fellow of the American Academy of Microbiology and Chair of the American foundation for AIDS (amfAR) Research Scientific Advisory Committee. He brings a deep understanding of the central nervous system aspects of HIV and research expertise in major arenas in which the Company is studying its drug product to the Board.

Karen J. Brunke, Ph.D. Dr. Brunke was appointed as a director effective April 1, 2022. Dr. Brunke has over 30 years of scientific, operational, clinical, senior executive, and corporate/business development managerial experience with large and small biotechnology companies. She is currently the Executive Vice President of Corporate and Business Development at Jaguar Health, Inc. (JAGX), a position she has held since September 2021, following seven months as an independent consultant to Jaguar. Jaguar is a commercial stage pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. As of January 2023, Dr. Brunke also serves as acting CEO of Magdalena Biosciences, Inc., a joint venture of Jaguar and Filament Health Corp (FH.NE and FLHLF) funded by OneSmallPlanet. During her career, Dr. Brunke has been a business development and strategy consultant to multiple companies and was instrumental in the initiation of several startup companies, including during the period from 2017 through 2020. Dr. Brunke was part of the executive team that merged Mercator Genetics Inc. with Progenitor, a subsidiary of Interneuron Pharmaceuticals, in 1999 and helped take the resulting company public. Dr. Brunke was Chief Operating Officer of Anexus Pharmaceuticals, a subsidiary of the Japanese public company MediBic, responsible for in- and out-licensing assistance for Japanese companies, from 2004 through June 2006, and was founding Chief Executive Officer of Cardeus Pharmaceuticals, a neuroscience company, from 2011 through March 2014. Dr. Brunke received her BA in Biochemistry as well as a Ph.D. in Microbiology from the University of Pennsylvania. Her many years of service in executive management, business development, operations, and corporate development roles at biotechnology companies will be of valuable assistance to the Board.

Ryan M. Dunlap. Mr. Dunlap was appointed as a director effective August 24, 2022. Mr. Dunlap has over 25 years’ experience in finance and operations leadership, developing significant expertise in strategy setting, improving operational efficiency and effectiveness, fundraising and investor relations, financial reporting and compliance, and risk management. Mr. Dunlap joined Gurobi Optimization, a company that offers customers a mathematical optimization solver to address business problems, in October 2019. Prior to that, he was CFO beginning in January 2016, as well as COO beginning in December 2017, at MolecularMD (now ICON Specialty Labs), a growth equity-backed molecular diagnostics company. Mr. Dunlap also previously served as the CFO of Galena Biopharma, Inc., a publicly traded biotechnology and pharmaceutical sales company. Earlier in his career, Mr. Dunlap held various financial and operational leadership roles in large, multinational organizations, and spent 11 years with public accounting firms such as PricewaterhouseCoopers LLP (“PwC”), KPMG, and Moss Adams, where he provided business assurance and advisory services to both public and private companies predominately in the software, technology, and life sciences industries. Mr. Dunlap earned a B.S. degree in Accounting from the University of Oregon and is an active licensed CPA in the state of Oregon. His expertise as an “audit committee financial expert,” particularly in matters faced by the audit committee of a biotechnology company as well as his significant experience in executive management, finance, operations, and strategic planning, is of valuable assistance to the Board.

Stephen M. Simes. Mr. Simes was appointed as a director effective October 13, 2022. Mr. Simes brings extensive experience to our Board through his service as CEO or a director of a number of pharmaceutical companies, both public and private. His career in the pharmaceutical industry started over 40 years ago with G.D. Searle & Co. (now a part of Pfizer Inc.). He has been an independent advisor to companies and organizations in the pharmaceutical industry since 2016 and is currently Entrepreneur in Residence at Helix 51 and the Innovation and Research Park of Rosalind Franklin University of Medicine and Science in North Chicago, Illinois. Mr. Simes also serves as a director of BioLife4D Corporation, a private company developing a patient-specific, fully functioning human heart using 3D bioprinting and the patient’s own cells and currently preparing for an IPO. Mr. Simes is also chairman of the board of Bio-XL Limited, an Israeli company developing products in oncology. Mr. Simes was the CEO of RestorGenex Corporation from 2014 to 2016, when it was acquired by Diffusion Pharmaceuticals. From 1998 to 2013, Mr. Simes was the President and CEO of BioSante Pharmaceuticals, which was acquired by ANI Pharmaceuticals Inc. in June 2013. He previously served on the boards of directors of Therapix Biosciences (2016-2020), RestorGenex Corporation (2014-2016), Ceregene, Inc. (2009-2013), BioSante Pharmaceuticals (1998-2013), Unimed Pharmaceuticals, Inc. (1994-1997), Bio-Technology General (1993-1995), and Gynex Pharmaceuticals, Inc. (1989-1993). Stephen has a BSc in Chemistry from Brooklyn College of the City University of New York and an MBA from New York University. Simes brings substantial biotech experience to the board, including in the realms of corporate governance, executive management, operations, business development, drug development and capital markets. He also has substantial experience serving on boards of both privately owned and publicly traded entities.

Vote Required

The five nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes properly cast will be elected, provided that a quorum is present at the Annual Meeting. Stockholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from the nominees for election as directors listed below as a group, or for or withheld from each individual nominee. Shares that are not represented at the Annual Meeting, shares that are withheld, and broker non-votes will have no effect on the outcome of the election. If for some unforeseen reason a Board nominee should become unavailable for election, the proxy may be voted for the election of such substitute nominee as may be designated by the Board.

The Board recommends that stockholders vote “FOR” the election of the five nominees named above.

PROPOSAL 2

ADVISORY VOTE ON RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

The Audit Committee has selected Macias Gini & O’Connell LLP (“MGO”) as our independent registered public accounting firm to examine our financial statements for the fiscal year ending May 31, 2024. The selection of independent auditors is not required to be submitted to a stockholder vote by our governance documents or applicable law. However, our Board considers it desirable for stockholders to vote on the selection of auditors as a matter of good corporate practice. We are submitting this proposal to our stockholders on an advisory (non-binding) basis, and the outcome of the vote will not be binding on the Company.

If our stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of MGO are expected to be present at the Annual Meeting, and such representatives will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

Provided that a quorum is present, this proposal will be approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal. Shares that are not represented at the Annual Meeting, abstentions and broker non-votes, if any, with respect to this proposal, will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote “FOR” ratification of the selection of Macias Gini &
O’Connell LLP as our independent registered public accounting firm for fiscal 2024.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) includes a provision that requires public companies to hold an advisory stockholder vote to approve or disapprove the compensation of their named executive officers. The Dodd-Frank Act also includes a provision providing stockholders of a public company the opportunity to vote, on an advisory basis, on how frequently they would like the company to hold an advisory vote on the compensation of executive officers. At the 2019 Annual Meeting, our stockholders approved the Board’s recommendation that an advisory vote on executive compensation be conducted annually. Accordingly, we are conducting an advisory vote to approve the compensation of our executive officers again this year. This vote is intended to consider the overall compensation of executive officers and the policies and practices described in this Proxy Statement.

A detailed description of the compensation paid to the executive officers named in the compensation tables included in this Proxy Statement appears below under the heading “Executive Compensation”.

Our philosophy is that executive compensation should align with stockholders’ interests, without encouraging excessive and unnecessary risk. During fiscal year 2023, the main components of executive compensation, as shown in the Summary Compensation Table in this Proxy Statement, included base salary and time-vested stock options. Cyrus Arman, Ph.D., received awards of restricted stock units (“RSUs”) and performance share units (“PSUs”) pursuant to his employment agreement executed in July 2022 when he was elected by the Board as the Company’s President. The awards were forfeited on July 7, 2023, in connection with his acceptance of the part time, nonexecutive position of Senior Vice President, Business Operations.

This vote is advisory and therefore not binding on us, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of stockholders and will take into account the outcome of the vote when considering future executive compensation arrangements. The next stockholder advisory vote to approve executive compensation will be held at our 2024 Annual Meeting.

Vote Required

Provided that a quorum is present, this proposal will be approved if the votes cast “for” the proposal exceed the votes cast “against” the proposal. Shares that are not represented at the Annual Meeting, abstentions, and broker non-votes will have no effect on the outcome of the voting on this proposal.

The Board recommends that stockholders vote, on an advisory basis, “FOR” the following resolution:

“RESOLVED, that the compensation paid to named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K adopted by the SEC, including the executive compensation tables and accompanying footnotes and narrative discussion, is hereby approved on an advisory basis.”

The above-referenced disclosures appear under the heading “Executive Compensation” in this Proxy Statement.

PROPOSAL 4

APPROVAL OF AN INCREASE IN THE TOTAL NUMBER OF SHARES OF AUTHORIZED COMMON
STOCK TO 1,750,000,000 SHARES

Background

The Board believes it is in the best interests of the Company to increase the number of shares of common stock authorized for issuance by 400,000,000 shares of common stock, bringing the total number of shares of common stock authorized from 1,350,000,000 shares to 1,750,000,000 shares. These shares do not offer any preemptive rights. The text of the proposed certificate of amendment to the Company’s Certificate of Incorporation is attached hereto as Exhibit A. This proposal to increase the number of shares of common stock authorized for issuance, if approved at the Annual Meeting, will become effective, and the number of authorized shares of common stock will be increased to 1,750,000,000 shares, upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware. The following discussion is qualified in its entirety by the full text of the certificate of amendment, which is attached to this Proxy Statement as Exhibit A and is incorporated herein by reference.

Reasons for the Increase

The Board believes that it is essential to the Company’s continued operations to have additional authorized shares of common stock available for future issuance, as discussed in more detail below. The authorization of a pool of additional shares of common stock at the Special Meeting will provide the Company with the immediate ability to use these shares to meet the Company’s business and financial needs. These needs include: (i) future financings to raise the capital needed to continue to operate the Company’s business and pursue its strategic goals, (ii) potential negotiations with third parties to satisfy the Company’s existing payment obligations in shares of common stock rather than cash; (iii) future equity awards as compensation for employees, officers, directors, consultants and advisors, including equity incentives for performance; (iv) possible strategic transactions or partnerships; (and (v) other general corporate purposes. Although such issuances of additional shares would dilute existing stockholders, management believes that such transactions would increase the overall value of the Company to its stockholders. In addition, the Board believes the Company’s successful implementation of its strategic goals depends in part on its continued ability to attract, retain, and motivate highly qualified management and clinical and scientific personnel and advisors, as well as independent directors with requisite skills and experience.

As of the date of this Proxy Statement, the Company has approximately [ • ] shares of common stock reserved for issuance upon the exercise of outstanding convertible notes, warrants and stock options, including warrants and stock options held by the Company’s directors, executive officers, employees and scientific advisory board members.

As of the date of this Proxy Statement, less than [ • ] percent of the 1,350,000,000 shares of common stock authorized for issuance under our Certificate of Incorporation remain available and unreserved for issuance as of the date of this Proxy Statement. Thus, without an increase in authorized shares of common stock, the Company will not be able to issue additional shares for any of the purposes described above.

There are certain advantages and disadvantages of an increase in our authorized common stock. The advantages include having shares of common stock available:

●	To raise additional capital by issuing capital stock in various types of financing transactions, including public offerings or private placements of common stock, preferred stock convertible into common stock, warrants or convertible notes, to finance the Company’s ongoing working capital requirements to advance the Company’s lead product candidate, leronlimab, towards regulatory approval, and to pursue other potential business expansion opportunities, if any.
●	To satisfy the Company’s current payment obligations to third parties in shares rather than cash if the Company is able to negotiate acceptable terms.

●	To attract, retain and motivate highly qualified management, clinical and scientific personnel, and our outside directors.

The disadvantages include:

●	Stockholders will experience dilution of their ownership.
●	Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future and, therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the voting power, share value and other interests of existing stockholders of the Company.
●	The additional shares of common stock for which authorization is sought in this proposal would be part of the existing class of common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently outstanding. The Company intends to use the proceeds from any future capital raises for the purposes described above. The Board does not intend to issue any common stock or securities convertible into common stock in the future other than on terms that the Board deems to be in the best interests of the Company and its stockholders under the circumstances facing the Company at the time of issuance.
●	The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Board’s preferences. A takeover may be beneficial to independent stockholders because, among other factors, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price. The Company does not have any plans or proposals to adopt additional provisions or enter into agreements that may have material anti-takeover consequences.

Although an increase in the authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, this proposal to adopt the amendment is not in response to any effort of which the Company is aware to accumulate common stock or obtain control of the Company. It also is not part of a plan by management to recommend a series of similar amendments to the Board and stockholders. The Company has no arrangements, agreements, or understandings in place at the present time to enter into any merger, consolidation, acquisition, or similar business transaction.

Approval Required

Pursuant to the General Corporation Law of the State of Delaware, this proposal must be approved by the affirmative vote of a majority of the outstanding shares of common stock of the Company entitled to vote on the proposal. Shares that are not represented at the Annual Meeting and abstentions (as well as broker non-votes if this proposal is deemed to be “non-routine” as described above under “Voting, Revocation and Solicitation of Proxies”), will have the same effect as a vote against this proposal.

The Board recommends that stockholders vote “FOR” the proposal to increase the Company’s authorized capital to 1,750,000,000 shares of common stock.

PROPOSAL 5

APPROVAL OF THE ADJOURNMENT OF THE ANNUAL MEETING TO SOLICIT ADDITIONAL
PROXIES

Adjournment of the Annual Meeting

In the event that the number of shares of common stock present in person or represented by proxy at the Annual Meeting and voting “FOR” the adoption of Proposal 4 are insufficient to approve Proposal 4, we may move to adjourn the Annual Meeting in order to enable the Board to solicit additional proxies in favor of the adoption of Proposal 4. In that event, we will ask stockholders to vote only upon the adjournment proposal and not on any other proposal discussed in this proxy statement when the Annual Meeting is initially convened. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting.

Vote Required and Board Recommendation

If a quorum is present, approval of the proposal to adjourn the Annual Meeting to a later date requires that the votes cast favoring the proposal exceed the votes cast opposing the proposal.

Assuming a quorum is present, abstentions and broker non-votes, if applicable, with respect to this proposal will not be counted for the purpose of determining the number of votes cast and therefore will not have any effect with respect to this adjournment proposal.

The Board recommends that stockholders vote “FOR” the proposal to adjourn the Annual Meeting to solicit additional proxies, if there are insufficient votes at the Annual Meeting to approve Proposal 4.

MATTERS RELATING TO THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On April 13, 2022, the Company received a letter from the Company’s then-current independent registered public accounting firm, Warren Averett, LLC (“Warren Averett”), informing the Company that, effective April 13, 2022, Warren Averett was resigning as the Company’s independent registered public accounting firm. The Company’s Audit Committee had not recommended a change in the Company’s auditors. On April 18, 2022, the Audit Committee appointed and engaged Macias Gini & O’Connell LLP (“MGO”) as the Company’s independent registered public accounting firm to perform the audit of the Company’s financial statements for the fiscal year ended May 31, 2022, subject to the completion of client acceptance procedures. Subsequently, MGO was engaged to audit the adjustments that were applied to restate the fiscal 2021 consolidated financial statements.

The audit report of Warren Averett on the Company’s consolidated financial statements for the fiscal year ended May 31, 2021, did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except for the expression in such audit report that there was substantial doubt as to the Company’s ability to continue as a going concern and the revision described in Note 2 to the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2022. During the fiscal year ended May 31, 2021, as well as the subsequent interim period through April 13, 2022, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K), between the Company and Warren Averett on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Warren Averett, would have caused Warren Averett to make reference to the subject matter of the disagreements in connection with its reports. Other than the material weakness reported in the Company’s Form 10-Q for the quarter ended November 30, 2021, there were no “reportable events” under Item 304(a)(1)(v) of Regulation S-K that occurred or were identified during the Company’s fiscal year ended May 31, 2021, or during the subsequent interim period through April 13, 2022. The material weakness caused the Company’s management to conclude that the Company’s internal control over financial reporting was not effective as of November 30, 2021.

Board Pre-Approval Process, Policies and Procedures

The Audit Committee’s policy is to pre-approve all engagements for audit and non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approved 100% of the audit-related fees described below.

Fees Paid to Principal Independent Registered Public Accounting Firm

MGO invoiced our Company the approximate amounts shown in the table below for professional services related to fiscal years 2023 and 2022:

Services rendered	2023		2022
Audit Fees (1)	$	[ • ]	$717,974
Audit-Related Fees		[ • ]	—
Total Audit and Audit-Related Fees	$	[ • ]	$717,974
Tax Fees (2)		[ • ]	—
All Other Fees (3)		[ • ]	—
Total Fees	$	[ • ]	$717,974

(1)	The audit fees covered the annual audit of our financial statements and Sarbanes-Oxley compliance work for fiscal years 2023 and 2022, as well as quarterly reviews for the 2023 fiscal year.

(2)	The tax fees cover tax returns, year-end tax planning and tax advice. No tax fees were invoiced during fiscal years 2023 or 2022.
(3)

MGO did not invoice us for any other professional services rendered during fiscal years 2023 or 2022, and it did not provide any professional services described in paragraph (c)(4) of Rule 201 of Regulation S-X.

REPORT OF THE AUDIT COMMITTEE

For the fiscal year ended May 31, 2023, the Audit Committee met with management and our independent auditors, MGO, to review our accounting functions and the audit process and to review and discuss the audited financial statements for the fiscal year ended May 31, 2023. The Audit Committee discussed and reviewed with MGO the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, as well as the Company’s internal control over financial reporting. MGO also provided the written disclosures and the letter required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning MGO’s independence to the Audit Committee, and the Audit Committee has discussed with MGO its independence.

Based on its review and discussions with management and MGO, the Audit Committee recommended that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 31, 2023, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Ryan M. Dunlap, Chair

Stephen M. Simes

Tanya D. Urbach

[ • ], 2023

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Information about our current executive officers is set forth below:

Name	Age	Position
Antonio Migliarese	40	Interim President, Chief Financial Officer, and Treasurer
Tyler Blok	36	Executive Vice President of Legal Affairs and Secretary

Antonio Migliarese. Mr. Migliarese has served as the Company’s Chief Financial Officer since May 18, 2021, and has also been serving as the Company’s Interim President since May 18, 2023. Mr. Migliarese has held various positions since joining the Company in January 2020, including Corporate Controller, from April 24, 2020 to December 16, 2020, Vice President, Corporate Controller, from December 16, 2020 until May 17, 2021, and Interim President from January 24, 2022 until July 9, 2022. Prior to joining the Company, Mr. Migliarese was the Controller for Domaine Serene Vineyards and Winery, Inc., from 2018 to 2020, and Corporate Controller for Lightspeed Technologies, Inc., an R&D company and supplier of high-tech audio and video solutions to schools and similar organizations, from 2015 to 2018. Mr. Migliarese earned a B.S. degree in Accounting from Oregon State University, began his career in the assurance group of PricewaterhouseCoopers LLP (“PwC”), and is a Certified Public Accountant.

Tyler Blok. Mr. Blok has served as the Company’s legal counsel since July 25, 2022, and was appointed by the Board as Executive Vice President of Legal Affairs effective August 15, 2023. Prior to joining the Company, Mr. Blok was an attorney at Buckley Law P.C., from 2021 to 2022, working in the firm’s business and transactional practice group, representing corporate clients in the mergers and acquisitions process, and advising business clients in relation to corporate governance matters. From 2013 to 2021, Mr. Blok worked at Markun Zusman Freniere & Compton LLP as both a law clerk and an attorney, later associating with TT&E Law Group LLP (2020-2021), where he represented various corporate clients in arbitration matters, complex commercial disputes, securities litigation, and regulatory examination and enforcement matters. Mr. Blok earned his bachelor’s degree at Western Oregon University and his law degree at Lewis & Clark Law School.

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to, earned by, or paid to Cyrus Arman, Ph.D., who served as President and Principal Executive Officer (“PEO”) during the fiscal year ended May 31, 2023, Antonio Migliarese, our Chief Financial Officer, who also served as Interim President and PEO during the 2023 fiscal year, and two other individuals who served as executive officers during the 2023 fiscal year, Scott A. Kelly, M.D., and Nitya G. Ray, Ph.D. We refer to these four individuals as our “named executive officers.” Other executive officers who served during the 2023 fiscal year received total compensation less than the amounts paid or awarded to our named executive officers.

Executive Compensation Tables

The following table sets forth information regarding the compensation of our named executive officers for our fiscal years ended May 31, 2023 and 2022.

2023 Summary Compensation Table

					Stock	Non-equity
				Stock	option	incentive plan	All other
		Salary	Bonus	awards	awards	compensation	compensation
Name and Principal Position (1)	Year	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	Total ($)
Cyrus Arman, Ph.D. President	2023	394,700	—	375,000	750,000	—	8,711	1,528,411
Antonio Migliarese	2023	428,418	—	—	1,318,800	—	10,065	1,757,283
Chief Financial Officer	2022	433,182	—	—	1,302,000	—	12,347	1,747,529
Scott A. Kelly, M.D.	2023	299,822	—	—	665,920	—	2,227	967,969
Chief Medical Officer	2022	585,001	—	—	1,877,750	—	16,636	2,479,387
Nitya G. Ray, Ph.D.	2023	249,375	—	—	—	—	2,588	251,963
Chief Technology Officer	2022	497,656	—	27,345	501,000	—	14,390	1,040,931

(1)	Dr. Arman was appointed President on July 9, 2022 and was on medical leave beginning May 18, 2023 through July 6, 2023, when he resigned from that position. He was appointed as the Company’s Senior Vice President, Business Operations, a part time, nonexecutive position, effective July 7, 2023. Mr. Migliarese also served as Interim President from January 24, 2022 through July 9, 2022, and has been serving in that position since May 18, 2023. Dr. Kelly resigned from his position on December 19, 2022, and Dr. Ray resigned from his position on November 21, 2022.
(2)	Beginning March 31, 2022 through November 30, 2022 (November 15, 2022, in the case of Dr. Ray), 25% of the salaries of each of Mr. Migliarese, Dr. Kelly, and Dr. Ray were paid in the form of shares of common stock instead of cash. The amounts reflecting the value of shares of common stock included in the Salary column in fiscal 2023 and fiscal 2022, respectively, were as follows: Mr. Migliarese, $51,875 and $21,615; Dr. Kelly, $70,854 and $30,470; and Dr. Ray $89,010 and $27,343. In September 2022, Mr. Migliarese’s salary was increased by $25,000 in recognition of his dual service as CFO and Interim President from January 24, 2022, until July 9, 2022, resulting in additional salary awarded for services in fiscal 2023 and 2022 of $18,182 and $6,818, respectively.
(3)	No bonuses were awarded for services in fiscal year 2022 or 2023.
(4)	The amount shown for stock awards represents the aggregate grant date fair value of an award of restricted stock units (“RSUs”) to Dr. Arman in 2023. The RSUs were scheduled to vest in four equal annual installments, subject to continued employment through the applicable vesting date. Awards subject to performance conditions (“PSUs”) that were made to Dr. Arman in fiscal 2023 were deemed to have zero fair value based on the probable outcome of the performance conditions on the grant date. The value of the PSUs at the grant date, assuming the performance conditions were met at the maximum level (100%), was $375,000. In connection with Dr. Arman’s appointment as Senior Vice President, Business Operations as of July 7, 2023, the RSUs and PSUs were forfeited.

(5)	Stock option awards represent the aggregate grant date fair value of the awards pursuant to ASC 718, as described in Note 7 to the consolidated financial statements for the fiscal year ended May 31, 2023, included in the 2023 Form 10-K.
(6)	No non-equity incentive plan compensation was paid to the named executive officers for services in fiscal years 2022 or 2023.
(7)	Represents our qualified non-elective contributions to the Company’s 401(k) employee savings plan. The total value of all personal benefits received by any named executive officer in fiscal years 2022 and 2023 was less than $10,000.

Outstanding Equity Awards at 2023 Fiscal Year-End

The table below shows equity awards held by our named executive officers as of May 31, 2023. The awards were granted under our Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”).

								Number of	Value of
	Number of	Number of				Number of	Value of	unearned	unearned
	securities	securities				shares or	shares or	shares or	shares or
	underlying	underlying				units of	units of	units of	units of
	unexercised	unexercised		Option	Option	stock that	stock that	stock	stock
	options (#)	options (#)		exercise	expiration	have not	have not	that have not	that have not
Name	exercisable	unexercisable		price ($)	date	vested (#)(1)	vested ($)(2)	vested (#)(3)	vested ($)(2)
Cyrus Arman, Ph.D.	—	1,575,557	(4)	$0.58	9/20/2032
						646,552	168,104
								646,552	168,104
Antonio Migliarese	50,000	—		$1.03	1/16/2030
	50,000	—		$1.10	2/21/2030
	66,600	33,400	(5)	$5.57	7/22/2030
	33,300	16,700	(6)	$5.54	2/17/2031
	333,000	667,000	(7)	$1.32	8/6/2031
	210,074	420,148	(8)	$0.58	9/20/2032
	1,146,384	3,439,152	(9)	$0.35	11/28/2032
Scott A. Kelly, M.D.	—	—
Nitya G. Ray, Ph.D.	—	—

Note: All awards in the table are subject to forfeiture in the event Continuous Service, as the term is defined in the 2012 Plan, terminates prior to the applicable vesting date.

(1)	Represents awards of RSUs scheduled to vest in four equal annual installments beginning on July 9, 2023. The RSUs were forfeited as of July 7, 2023, in connection with Dr. Arman’s appointment as Senior Vice President, Business Operations.
(2)	Based on the closing sale price of the common stock on May 31, 2023, the last trading day of the Company’s 2023 fiscal year, of $0.26 per share.
(3)	Represents PSUs, the vesting of which is contingent on the achievement of performance goals, as determined by and at the sole discretion of the Compensation Committee. In accordance with the SEC executive compensation disclosure rules, the amounts reported are based on the individual achieving the target performance goals. The PSUs were forfeited as of July 7, 2023, in connection with Dr. Arman’s appointment as Senior Vice President, Business Operations.

(4)	In connection with Dr. Arman’s appointment as Senior Vice President, Business Operations, vesting of the options was accelerated as follows: 630,222 shares vested on July 7, 2023, and the balance will vest in six equal monthly installments beginning on August 9, 2023.
(5)	Vests on July 22, 2023.
(6)	Vests on February 17, 2024.
(7)	Vests in two equal annual installments on August 6, 2023 and 2024.
(8)	Vests in 32 equal monthly installments beginning on June 30, 2023.
(9)	Vests in 36 equal monthly installments beginning on June 30, 2023.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options, RSUs and PSUs, as well as shares reserved for future issuance under our 2012 Plan, as of May 31, 2023.

,
Plan category	Number of securities to be issued upon exercise or vesting of awards (a)		Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	19,020,673	(1)	$ 0.94	19,729,109	(2)
Equity compensation plans not approved by stockholders (3)	800,000		$ 2.11	-
Total	17,754,976		1.49	3,873,494

(1)	Represents outstanding stock options, RSUs, and PSUs granted to current or former employees and directors of the Company pursuant to the 2012 Plan. With regard to the 646,552 RSUs and 646,552 PSUs included in the total, no exercise price is paid upon vesting.
(2)	Represents shares available for future awards under the 2012 Plan that may be in the form of stock options, stock appreciation rights, restricted stock, RSUs, or other stock-based awards. The number of shares available for issuance automatically increases on June 1 of each calendar year in an amount equal to one percent of the Company’s total outstanding shares, unless the Company’s Board of Directors determines, before the immediately preceding fiscal yearend, that there should be a smaller or no increase. The Board determined to waive in full the increase that would have occurred on June 1, 2023.
(3)	Represents outstanding stock options granted as compensation for certain consulting or advisory services provided to the Company by independent contractors and by members of our Scientific Advisory Board outside of the 2012 Plan.

2023 PAY VERSUS PERFORMANCE

The following table presents information regarding our executive compensation pay relative to corporate performance of our principal executive officer (“PEO”), Antonio Migliarese, and non-PEO named executive officers (“NEOs”) for 2023 and 2022.

			Summary
			Compensation	Compensation
			Table Total	Actually Paid	Average		Value of Initial
	Summary		For PEO	To PEO(3)	Summary	Average	Fixed $100
	Compensation	Compensation	2023	2023	Compensation	Compensation	Investment
	Table Total	Actually Paid	Cyrus Arman	Cyrus Arman	Table Total	Actually Paid	Based
	For PEO	To PEO(3)	2022	2022	For	to	On Total
	Antonio	Antonio	Nader	Nader	Non-PEO	Non-PEO	Shareholder	Net Loss
	Migliarese	Migliarese	Pourhassan	Pourhassan	NEOs	NEOs	Return	(In Thousands)
Year	($)	($)	($)	($)	($)	($)	($)	($)
2023(1)	1,757,283	1,587,129	1,528,411	915,401	1,365,675	1,431,753	81.25	79,824
2022(2)	1,747,529	1,298,116	6,028,771	3,598,472	1,815,434	275,955	52.63	210,820

(1)	During 2023, Antonio Migliarese and Dr. Arman served as the Company’s PEO, and Dr. Kelly and Dr. Ray were the Company’s non-PEO NEOs.
(2)	During 2022, Antonio Migliarese and Nader Pourhassan served as our Company’s PEO, and Dr. Kelly, Dr. Ray, and Dr. Recknor were the Company’s non-PEO NEOs.
(3)	The amounts shown for Compensation Actually Paid have been calculated in accordance with item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in the tables below.

Compensation Actually Paid reflects adjustments to the values of awards of stock options and RSUs shown in the Summary Compensation Table as set forth in the tables below.

Change in
		Decrease for		Fair
		Year-	Change in	Value of
		end Fair	Fair	Unvested
		Value of	Value of	Equity
		equity	Unvested	Awards
		Awards	Equity	that Vested		Deduction for Fair
		Granted	Awards	During		Value of
		during	From Prior	Year from	Dividends Paid	Awards Granted
	Summary	Year that	Year-	Prior Year-	on Awards	in Prior Years
	Compensation	Remained	End to	end to	During Year	that	Compensation
	Table	Unvested at	Current	Vesting	Prior to	Were Forfeited	Actually
	Total	Year-end	Year-end	Date	Vesting Date	During Year	Paid
PEO Year	($)	($)	($)	($)	($)	($)	($)
2023 – Antonio Migliarese	1,757,283	(415,142)	(10,348)	255,336	—	—	1,587,129
2023 – Cyrus Arman	1,528,411	(613,010)	—	—	—	—	915,401
2022 – Antonio Migliarese	1,747,529	(235,061)	(157,689)	(56,663)	—	—	1,298,116
2022 – Nader Pourhassan	6,028,771	—	—	(5,500)	—	(2,424,799)	3,598,472

Average
Change in
		Average		Fair
		Decrease for	Average	Value of
		Year-	Change in	Unvested
		end Fair	Fair	Equity
		Value of	Value of	Awards
		equity	Unvested	that
		Awards	Equity	Vested		Average
		Granted	Awards	During	Average	Deduction for Fair
	Average	during	From	Year from	Dividends Paid	Value of
	Summary	Year that	Prior	Prior	on Awards	Awards Granted	Average
	Compensation	Remained	Year-End to	Year-end to	During Year	in Prior Years that	Compensation
	Table	Unvested at	Current	Vesting	Prior to	Were Forfeited	Actually
NON-PEO	Total	Year-end	Year-end	Date	Vesting Date	During Year	Paid
NEOS YEAR	($)	($)	($)	($)	($)	($)	($)
2023	1,365,675	—	—	213,893	—	(147,815)	1,431,753
2022	1,815,434	(1,042,395)	(431,089)	(65,995)	—	—	275,955

Additional Information Regarding our Executive Compensation Program

Executive Compensation Policies and Procedures

Our Company believes that our executive compensation program should be designed to attract, motivate and retain highly qualified executives by paying them competitively and rewarding and encouraging individual and superior company performance, on both a short- and long-term basis, thereby aligning our executives’ behavior with long-term stockholder interests. The Board’s Compensation Committee is tasked with reviewing compensation policies and practices applicable to all executive officers. Effective July 2, 2021, the Compensation Committee adopted a written policy regarding executive compensation to govern the committee in making its determinations and fulfilling its responsibilities. Under the policy, the Compensation Committee will:

●	be composed of at least three members who are independent directors as provided under the Nasdaq Rules or rules of another applicable national securities exchange on which the Company’s stock is listed;
●	select and engage one or more independent compensation advisors and receive written recommendations from such advisors to assist the Compensation Committee in determining types and levels of compensation for executive officers and non-employee directors on an annual basis;
●	assess the compensation levels and composition of the Company’s peer group annually, based on factors the Compensation Committee deems relevant after discussion with its independent compensation advisor(s), and consider for selection as peers, as deemed appropriate by the Compensation Committee, companies that are operating in the same industries as the Company and have similar market capitalization;
●	consider and approve the compensation of the Company’s executive officers annually, including the criteria upon which executive compensation is based, the specific relationship of corporate performance to executive compensation, and the composition of executive compensation in terms of base salary, deferred compensation, performance-based compensation, equity-based compensation, and other benefits to be provided to executive officers; this decision-making process will occur once per year, including evaluation of the achievement of goals for the most recent performance period(s) and establishment of goals for the ensuing performance period(s);
●	consider and approve the annual compensation for non-employee directors for each fiscal year, including cash retainers for service as directors and as members of Board committees, equity-based compensation, and other benefits to be provided to non-employee directors; and

●	refrain from recommending or approving bonuses to non-employee directors based on Company performance.

The policy expressly permits the Compensation Committee to make decisions regarding executive or director compensation in connection with the addition of new directors, the hiring of new executive officers or promotion of existing executive officers, and other circumstances that are, in the judgment of the Compensation Committee, exceptional. All decisions of the Compensation Committee are reported to our Board.

Role of Independent Compensation Consultant

The Compensation Committee has the sole authority and responsibility to select, retain, and terminate its independent compensation advisors and to approve their fees and terms of engagement. In June 2022, the Compensation Committee retained Aon/Radford (“Aon”) as its independent compensation consultant. The Compensation Committee selected Aon in part due to its experience in developing comparative compensation analyses by industry. Aon was asked to refresh the Company’s peer group for compensation comparison purposes, to provide comparative information regarding executive compensation at peer companies, and to assist in designing the Company’s executive compensation program for the 2023 fiscal year. The peer group approved by the Compensation Committee in June 2022 was composed of 22 pre-revenue, publicly traded companies with one to five drugs under development and located in biotech hubs throughout the United States.

Base Salaries

The Compensation Committee determined base salaries for the named executive officers for fiscal year 2023 based on a variety of factors, including salary levels in the competitive labor market and for similar positions at companies in the Company’s peer group, individual performance, job responsibilities, and tenure with the Company, as well as prior experience, economic conditions facing the Company, and retention. The Compensation Committee also solicited input from Dr. Arman shortly after he joined the Company as President with respect to the compensation of the other named executive officers and took his recommendations into consideration.

Based on comparative compensation information provided by Aon/Radford in June 2022, the Compensation Committee fixed base salaries for the Company’s named executive officers for fiscal year 2023 as follows: Dr. Kelly, $450,000, a decrease of approximately 23% compared to fiscal year 2022; Mr. Migliarese, $421,600, an increase of approximately 2% compared to fiscal year 202; and Dr. Ray, $525,000, unchanged from fiscal year 2022 prior to his resignation in fiscal year 2023. Dr. Arman’s base salary, pursuant to his employment agreement dated July 9, 2022, was $458,000.

In March 2022, in order to conserve cash resources, the Compensation Committee first authorized the payment of 25% of executive salaries in the form of shares of common stock. Dr. Kelly and Mr. Migliarese received 25% of their salaries in shares, in lieu of cash, through November 30, 2022, and Dr. Ray through November 15, 2022.

Annual Cash Incentive Plan

Annual cash incentives are paid based on the Compensation Committee’s determinations regarding the satisfaction of corporate or individual performance goals, if any, established by the committee and the committee’s evaluation of the individual performance of each executive officer in its sole discretion. For fiscal year 2023, the Compensation Committee approved the target level of annual cash incentives for each named executive officer, expressed as a percentage, at 40% of each executive’s base salary. In August 2023, the Compensation Committee determined that no bonuses or cash incentive payments would be paid to the named executive officers for services during fiscal year 2023.

Long-Term Equity Incentives

We provide long-term incentives to our named executive officers under the 2012 Plan. For fiscal years 2023 and 2022, equity awards were granted based on advice from Aon/Radford regarding the predominant practices of pre-revenue biotech companies.

For fiscal year 2023, the Compensation Committee granted nonqualified stock options to Dr. Arman and Mr. Migliarese. The stock options vest ratably over the four-year period ending on June 30, 2026. In connection with Dr. Arman’s appointment as Senior Vice President, Business Operations, the vesting schedule for his award was later amended as follows: 630,222 shares vested on July 7, 2023, and the balance will vest in six equal monthly installments beginning on August 9, 2023. During fiscal year 2023, the Compensation Committee also granted Dr. Arman, pursuant to his employment agreement executed in July 2022, awards of RSUs and PSUs that were subsequently forfeited in conjunction with his acceptance of a nonexecutive position in July 2023 upon his return from medical leave.

Stock options provide our executives with opportunities for financial gain derived from the potential appreciation in stock price from the date the option is granted until the date the option is exercised. Stock options are granted to executives with an exercise price equal to or above the closing sale price of our common stock on the OTCQB on the grant date. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on long-term appreciation in the price of our common stock. As a result, we believe stock options encourage our executives and other employees to focus on creating shareholder value. Nonqualified stock options do not provide holders with the tax advantages afforded to holders of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended; rather, they benefit the Company by permitting it to deduct compensation expense for tax purposes when options are exercised in an amount equal to the compensation income recognized by the option holder.

Employee Pension, Profit Sharing or Other Retirement Plans

Effective January 1, 2010, we adopted an employee savings plan pursuant to Section 401(k) of the Internal Revenue Code (the “401(k) Plan”) and covering substantially all employees. We make “safe harbor” qualified non-elective contributions, which vest immediately, equal to 3% of each participant’s salary, up to the maximum limit permitted under Section 401(k). In addition, participants in the 401(k) Plan may contribute a percentage of their compensation, up to the maximum limit under the Internal Revenue Code. We do not have any other defined benefit pension plan, profit sharing or retirement plan.

Employment Agreements

We entered into an employment agreement with each of the named executive officers listed in the Summary Compensation Table above. The employment agreements provide for an indefinite term of employment until terminated under the terms of the agreement, payment of a base salary (as adjusted by the Compensation Committee from time to time), equity awards under the 2012 Plan (or any successor plan) as determined by the Compensation Committee, and benefits generally made available to the Company’s senior leadership.

The employment agreement with Dr. Arman in effect as of May 31, 2023, provided for an initial annual base salary of $458,000, as well as an initial grant of nonqualified stock options with a grant date fair value of $750,000, and awards of RSUs and PSUs, each with a grant date fair value of $375,000. Effective July 7, 2023, the Board appointed Dr. Arman as the Company’s Senior Vice President, Business Operations, a part time, nonexecutive position. In connection with the change in position, the Company and Dr. Arman entered into an agreement pursuant to which his prior employment agreement was terminated, his annual salary level was reduced to $300,000, and the RSUs and PSUs granted under the terms of his prior employment agreement were forfeited. The stock option granted to Dr. Arman to purchase 1,575,557 shares of common stock was amended to provide for vesting of 40% of the award on July 7, 2023, and the balance in six equal monthly installments beginning August 9, 2023, subject to Continuous Service through the applicable vesting date.

Our executive officers are eligible to participate in our short- and long-term incentive plans, with a target annual bonus equal to a percentage of annual base salary, as set by the Compensation Committee. The actual amount of the target awards paid is based on the Compensation Committee’s evaluation of the level of achievement of related performance goals or individual performance and are payable, as determined by the Compensation Committee, either in cash in full, or 50% in cash and 50% in unrestricted shares of common stock. The executive must remain actively employed by the Company through the date of a cash incentive payment to be entitled to payment.

The employment agreements with Dr. Ray and Dr. Kelly terminated upon their resignation as executive officers on November 21 and December 19, 2022, respectively. Neither Dr. Ray nor Dr. Kelly received any severance payments in connection with their resignation.

Payments upon Termination of Employment, Death or Disability, or Change in Control

Under our employment agreement with Mr. Migliarese, in the event we terminate his employment without cause, and subject to his execution and non-revocation of a release of claims and continued compliance with certain restrictive covenants, Mr. Migliarese will be entitled to (x) a lump sum payment equal to the sum of three months of base salary plus (y) payments equal to nine months of base salary payable in regular installments corresponding with the Company’s regular payroll schedule. The payments may, in the discretion of the Compensation Committee, be made in whole or in part through the issuance of shares of common stock. The total payments may not exceed the maximum amount qualified for the exemption from Section 409A of the Internal Revenue Code governing deferred compensation (the “Severance Limit”). Also, all outstanding and unvested stock awards that had been granted as of May 18, 2021, the effective date of his employment agreement, will vest and (if applicable) become immediately exercisable upon such termination, except as otherwise provided in an award agreement, while awards granted after that date generally will be forfeited to the extent not vested prior to such termination.

In the event we terminate the employment of Mr. Migliarese without cause, or he resigns for good reason, within 12 months following a change in control, and subject to his execution and non-revocation of a release of claims, his employment agreement provides for a lump sum payment equal to the sum of 18 months of base salary; provided that the total of such payments may not exceed the Severance Limit. Also, all then outstanding and unvested stock awards generally will vest as of the change in control date and (if applicable) become immediately exercisable, unless otherwise provided in an award agreement.

The definitions of certain terms used in Mr. Migliarese’s employment agreement are summarized below:

“Cause” generally means fraudulent or similar acts intended to enrich the executive personally to the detriment or at the expense of the Company; willful and continued failure to perform the duties or obligations reasonably assigned to the executive; a material breach of the confidentiality or non-competition provisions of the employment agreement; and conviction of a felony.

“Good reason” generally means a material reduction in the executive’s authority, duties, or responsibilities; a material decrease in the executive’s base salary (with certain exceptions); a material breach of the employment agreement by the Company; or a relocation of his principal place of employment by a distance of more than 50 miles.

“Change in control” generally means the acquisition by a person or group of more than 50% of the total fair market value or total voting power of our outstanding stock; the replacement of a majority of the members of the Board during any 12-month period (unless endorsed by a majority of the existing directors); or the acquisition by a person or group of assets representing at least 40% of the total gross fair market value of our assets.

Upon an executive’s death or disability, the Company will satisfy its accrued obligations to pay the executive’s salary and benefits through the date of the event.

RELATED PERSON TRANSACTIONS

We describe below each transaction or series of similar transactions, since June 1, 2021, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or may exceed $120,000; and
●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, at any time since June 1, 2021, had or will have a direct or indirect material interest.

The Audit Committee of the Board reviews and approves all related party transactions in accordance with the Company’s Related Party Transactions Policy, which is available on our website, www.cytodyn.com/investors. Generally, it is the Company’s policy to enter into or ratify related party transactions only when the Board, acting through the Audit Committee, determines that the transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders. Specifically, when reviewing a related party transaction, the Audit Committee considers all relevant factors, including but not limited to (if and to the extent possible): the benefits to the Company; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. We believe the terms of the related party transactions described below were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.

The Center for Advanced Research & Education, LLC (“CARE”), owned by Julie Recknor, Ph.D., the spouse of Dr. Christopher Recknor, was one of several clinical locations for the Company’s NASH and COVID-19 long-hauler clinical trials, and was a clinical location for the Company’s completed Phase 2b/3 mild-to-moderate and severe-to-critical COVID-19 clinical trials. Dr. Julie Recknor serves as the Site Director of CARE and manages its day-to-day operations. The Company entered into a Clinical Trial Agreement (“CTA”) with CARE for each of these clinical trials. Each CTA was negotiated in the ordinary course of business by Amarex, the Company’s former CRO, prior to Dr. Christopher Recknor’s appointment as an executive officer of the Company, and the operational and financial terms of the CTA with CARE were comparable to the terms available to unrelated clinical locations. Dr. Christopher Recknor was not involved in the Company’s decision to choose CARE as a clinical location for its ongoing trials or in patient recruitment at the CARE site. The Company made payments totaling approximately $1.7 million and $0.2 million to CARE during the fiscal years ended May 31, 2022 and 2023, respectively.

On September 23, 2021, Jordan G. Naydenov, then a director of the Company, entered into a private warrant exchange in which he exercised warrants to purchase common stock at $0.90 and $1.50 per share in lieu of the stated exercise price on the original warrants of $0.45 and $0.75 per share, respectively. Mr. Naydenov purchased a total of 644,444 shares of common stock, as well as 644,444 additional shares as an inducement to exercise his warrants, for a total of 1,288,888 shares of common stock. The terms and conditions of Mr. Naydenov’s investment totaling approximately $700,000 were identical to those offered to other investors.

On February 14, 2022, the Company entered into a Surety Bond Backstop Agreement (the “Backstop Agreement”) with David F. Welch, Ph.D., in his individual capacity and as trustee of a revocable trust, as well as certain other related parties (collectively, the “Indemnitors”). Pursuant to the Backstop Agreement, the Indemnitors agreed to assist the Company in obtaining a surety bond (the “Surety Bond”) for posting in connection with the Company’s ongoing litigation with its former contract research organization, Amarex, by, among other things, agreeing to indemnify the issuer of the Surety Bond (the “Surety”) with respect to the Company’s obligations under the Surety Bond. As a result of two amendments to the Backstop Agreement executed in July and December of 2022, the Indemnitors’ agreement to indemnify the Surety was extended until April 2023. As consideration for the Indemnitors’ obligations under the Backstop Agreement, including the amendments, the Company issued three warrants to entities controlled by Dr. Welch, with each warrant entitling the holder to purchase 15,000,000 shares of common stock, or a total of 45,000,000 shares, at an exercise price of $0.10 per share. The warrants are fully exercisable and will expire at various dates in 2027 and 2028. Upon the issuance of the third warrant for 15,000,000 shares, Dr. Welch was deemed to beneficially own in excess of five percent of the Company’s outstanding shares of common stock.

The payment obligations of the Company to the Indemnitors bore interest at 10% per annum and were secured by substantially all of the patents held by the Company. In March 2023, as required by and in connection with the extension of the Backstop Agreement, the Company relieved the Indemnitors of the remaining $1.4 million of cash collateral pledged by the Indemnitors in support of the Surety Bond. Subsequently, the Indemnitors were fully released from their indemnification obligations, they released their security interest in the Company’s patents securing the Company’s obligations under the Backstop Agreement, and the Company fully assumed the Surety Bond.

On February 13, 2023, Dr. Arman, the Company’s then President, purchased approximately 0.4 million units consisting of one share of common stock and one warrant to purchase one share of common stock from the Company at an exercise price of $0.50. The terms and conditions of Dr. Arman’s investment totaling $0.1 million were identical to those offered to other investors in a private placement being conducted through a placement agent.

STOCK OWNERSHIP BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of common stock as of September 11, 2023, by (i) beneficial owners of more than 5 percent of our outstanding shares of common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) our current executive officers and directors as a group.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner (1)	Beneficial Ownership (2)	Total (3)
Beneficial owners of more than 5 percent:
David F. Welch Ph.D(4)	50,919,899	5.2%
Directors and Named Executive Officers:
A. Cyrus Arman, Ph.D.(5)	2,024,972	*
Antonio Migliarese (6)	2,983.272	*
Scott A. Kelly, M.D.(7)	1,116,408	*
Nitya G. Ray, Ph.D.	351,545	*
Karen J. Brunke, Ph.D.(8)	284,611	*
Ryan C. Dunlap(8)	185,334	*
Lishomwa C. Ndhlovu, M.D., Ph.D.(8)	459,611	*
Stephen M. Simes(8)	178,012	*
Tanya Durkee Urbach(9)	521,724	*
Current directors and executive officers as a group (7 persons)(10)	6,637,536	*

*	Less than 1% of the outstanding shares of common stock.
(1)	Unless otherwise indicated, the business address of each director and current or former executive officer shown other than Dr. Kelly and Dr. Ray is c/o CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.
(2)	Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or investment power. Beneficial ownership also includes shares subject to stock options, warrants, or other rights to acquire shares that are exercisable currently or within 60 days following September 11, 2023; such shares are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such stock options, warrants or other rights, but are not deemed outstanding for purposes of computing the percentage of any other person. Unless otherwise stated, numbers represent shares of common stock.
(3)	Percentages are based on 930,960,097 shares of common stock outstanding as of September 11, 2023.
(4)	Includes: (i) 632,654 shares subject to stock options held by Dr. Welch directly; (ii) 624,220 shares and 1,000 shares of Series D Convertible Preferred Stock convertible into 1,250,000 shares held by a limited liability company for which Dr. Welch is the managing member and has voting and dispositive power; and (iii) 7,163,025 shares and warrants covering 41,250,000 shares held by trusts for which Dr. Welch, as trustee, has voting and dispositive power.
(5)	Includes: (i) a warrant covering 434,782 shares; and (ii) 1,155,408 shares subject to stock options.
(6)	Includes 2,800,065 shares subject to stock options.
(7)	Includes: (i) a warrant covering 500,000 shares; and (ii) 616,408 shares held by Dr. Kelly’s spouse.
(8)	Represents shares subject to stock options.
(9)	Includes 359,611 shares subject to stock options.
(10)	Includes 5,422,652 shares subject to stock options and 434,782 shares subject to warrants.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act, requires directors, officers and beneficial owners of more than 10 percent of the Company’s common stock (a “10% Stockholder”) to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based on a review of those reports, all Section 16 reporting persons complied with all applicable Section 16(a) filing requirements during the fiscal year ended May 31, 2023, other than an initial report on Form 3 filed after the due date for each of Dr. Arman, Mr. Dunlap and Mr. Simes, one Form 4 for Mr. Simes reporting an option grant, and two Form 4s for each of Dr. Ray, Dr. Kelly and Mr. Migliarese, reporting acquisitions of common stock in lieu of salary.

OTHER MATTERS

Management is not aware of any matters to be brought before the Annual Meeting other than those discussed above. Pursuant to the Company’s By-laws, only those matters set forth in the notice of the Annual Meeting may be considered or acted upon at the meeting.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the Board should be submitted in writing to Board of Directors, c/o CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660. Communications to individual directors or committees should be sent to the attention of the intended recipient. Communications will be forwarded to the chair of the Audit Committee, who will be primarily responsible for monitoring communications to the Board (or its members or committees) and for forwarding communications as he or she deems appropriate. Communications will not be forwarded if they do not appear to be within the scope of the Board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of this Proxy Statement to any stockholder upon written or oral request to: Attn. Corporate Secretary, CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660, or by phone at (360) 980-8524. Any stockholder who wants to receive a separate copy of this Proxy Statement, or of the Company’s proxy statements or annual reports in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address and phone number above.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

For the 2024 Annual Meeting of Stockholders, pursuant to our By-laws, nominations for election as directors and proposals to take action at the meeting may be made by any stockholder of record who is entitled to vote at the meeting and who delivers timely written notice. To be considered timely, the notice must be received by the close of business on July 12, 2024, through August 11, 2024, inclusive; provided that, if the 2024 Annual Meeting is not first convened between October 10, 2024, and January 8, 2025, inclusive, then the notice must be delivered prior to the later of the close of business on (x) the 90th day prior to the meeting date or (y) the 10th day following the first public announcement of the meeting date.

In order to be eligible for inclusion in our proxy materials for the 2024 Annual Meeting of Stockholders, pursuant to Rule 14a-8 under the Exchange Act, any stockholder proposal to take action at such meeting must have been received by the close of business on [ • ]. Any such proposal is required to comply with the SEC’s rules governing stockholder proposals submitted for inclusion in proxy materials. If we receive notice of a stockholder proposal after [ • ], the persons named as proxies in the annual meeting proxy statement and form of proxy will have discretionary authority to vote on such stockholder proposal.

In addition to satisfying the requirements of the Company’s By-laws, including the earlier notice deadlines set forth above, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of nominees for election as director other than the Company’s nominees must also provide notice that includes the information required by Rule 14a-19 under the Exchange Act by no later than September 10, 2024; provided that, if the date of next year’s annual meeting changes by more than 30 calendar days from the 2023 Annual Meeting, the notice must be provided by the later of September 10, 2024, and the 10th calendar day following the Company’s earliest public announcement of the 2024 annual meeting date.

Any nominations or proposals to take action at the 2024 Annual Meeting of Stockholders should be addressed to: Corporate Secretary, CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Company. Proxies may be solicited by mail, facsimile, telephone, telegraph, internet and in person.

The expenses of preparing, printing and distributing notices of internet availability of our proxy materials and copies of proxy materials upon request, as well as other costs of soliciting proxies, will be borne by the Company. Copies of proxy materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries as requested for forwarding to the beneficial owners of shares of common stock for whom they hold shares, and the Company will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

The Company has also retained [ • ] to assist it in the solicitation of proxies. [ • ] will solicit proxies on behalf of the Company from individuals, brokers, bank nominees and other institutional holders in the same manner described above. [ • ] will receive a base fee of $[ • ], plus approved and reasonable out of pocket expenses, for its services to the Company for the solicitation of the proxies. The Company has also agreed to indemnify [ • ] against certain claims.

WHERE YOU CAN FIND MORE INFORMATION

The SEC maintains a website that contains reports, proxies and information statements and other information regarding the Company and other issuers that file electronically with the SEC at www.sec.gov. The Company’s proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the SEC’s website.

We also maintain a website at www.cytodyn.com. You may access our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this Proxy Statement.

[ • ], 2023

CYTODYN INC.

Exhibit A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CYTODYN INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, CytoDyn Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is CytoDyn Inc. The Corporation was originally incorporated under the name Point NewCo Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 27, 2018 (as amended, the “Certificate of Incorporation”).
2.	The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph under Article IV and replacing such paragraph with the following paragraph:

“The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion Seven Hundred Fifty-Five Million (1,755,000,000), of which (i) One Billion Seven Hundred Fifty Million (1,750,000,000) shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) Five Million (5,000,000) shares shall be a class designated as preferred stock, par value $0.001 per share (the “Preferred Stock”).”

3.	The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware.
4.	This Certificate of Amendment and the amendment to the Certificate of Incorporation effected hereby has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
5.	This Certificate of Amendment, and the amendment effected hereby, shall become effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President on this [ • ] day of [ • ], 20[ • ].

CYTODYN INC.

By:
Name:

1UPX Mark here to vote FOR all nominees 01 - Tanya Durkee Urbach 02 - Lishomwa C. Ndhlovu, M.D., Ph.D. 03 - Karen J. Brunke, Ph.D. 04 - Ryan M. Dunlap 05 - Stephen M. Simes Mark here to WITHHOLD vote from all nominees For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below. _____________________________________________________________________ Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03V9KI + + A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5. 2. Ratification, on an advisory (non-binding) basis, of the selection of Macias Gini & O’Connell LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2024. 3. Approval, on an advisory (non-binding) basis, of our named executive officer compensation. 4. Approval of a proposal to amend the Company’s Certificate of Incorporation to increase the total number of authorized shares of common stock from 1,350,000,000 to 1,750,000,000 shares. 5. Approval of a proposal for the adjournment of the Annual Meeting to solicit additional proxies, if there are insufficient votes at the Annual Meeting to approve the share increase proposal. 1. Election of five (5) directors to serve on the Board of Directors until the 2024 Annual Meeting of Stockholders, until their successors are duly elected and qualified or until their earlier death, resignation or removal. For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card For Against Abstain MMMMMMMMM 585675 MMMMMMMMMMMM 000001MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000001MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ MMMMMMMMMMMMMMM C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 1234 5678 9012 345 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T MMMMMMM You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/CYDY or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CYDY Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CYDY 2023 ANNUAL MEETING OF STOCKHOLDERS This proxy is solicited on behalf of the Board of Directors of CytoDyn Inc. The undersigned hereby appoints Tanya D. Urbach and Antonio Migliarese as proxy and attorney-in-fact, with full power of substitution, and hereby authorizes them, and either of them, to represent and to vote, as designated below, all the shares of the common stock of CytoDyn Inc. held of record by the undersigned at the close of business on September 11, 2023, at the Annual Meeting of Stockholders to be held on November 9, 2023, at 9:30 am, Pacific Time, or any adjournments or postponements thereof, with all powers which the undersigned would possess if present at the meeting. This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is provided, the proxies named above will vote FOR the election of all nominees for director and FOR Proposals 2, 3, 4 and 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. The undersigned acknowledges receipt of the 2023 Notice of Annual Meeting and accompanying Proxy Statement and revokes all prior proxies for the meeting. Please date and sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. (Items to be voted appear on reverse side) Proxy - CYTODYN INC. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + The 2023 Annual Meeting of Stockholders of CytoDyn Inc. will be held on November 9, 2023, at 9:30 am, Pacific Time, virtually via the internet at www.meetnow.global/MNVALMZ. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.